Exhibit 1A-15.1

TABLE I: EXPERIENCE IN RAISING AND INVESTING FUNDS

Program Name	Offering Period (Start - End Date)	Total Dollar Amount Offered	Total Dollar Amount Raised	Length of Offering (Months)	Months to Invest 90% of Amount Available for Investment

ILS Growth Fund I LP (Initial)	06/01/2018 - 06/30/2022	$50,000,000	$50,000,000	48	48

ILS Growth Fund I LP (2nd Offering Update)	07/01/2022 - Evergreen	$100,000,000	$96,074,935	14+	12

ILS Income Fund I LP	06/01/2018 - Evergreen	$50,000,000	$12,612,248	62+	Evergreen still raising

SEC Guidance Notes to Table I: Experience In Raising and Investing Funds

•	Table I is designed to summarize the sponsor’s experience in raising and investing funds. Although Guide 5 limits Table I to information about programs that have closed in the most recent three years, for some sponsors this may include a large number of prior programs. Based on our reviews of non-traded REIT registration statements, we believe the volume of disclosure currently provided in some cases may exceed what is necessary to adequately reflect the sponsor’s track record in raising capital and investing funds, particularly when the prior programs have investment objectives different from the registrant’s. We are concerned that the volume of information may obscure other, more important disclosure about the registrant. Therefore, we do not object if a registrant limits the Table I disclosure to the sponsor’s three most recent programs with investment objectives similar to those of the registrant. If the sponsor has fewer than three programs with investment objectives similar to those of the registrant, we would not object to inclusion of all programs with similar investment objectives and the sponsor’s most recent additional programs, such that the total number of programs included is three. Registrants should continue to apply the three-year period limitation described in Instruction 1 to Table I.

•	In addition, we generally do not object if the information included in Table I is limited to dollar amount offered, dollar amount raised, length of offering (months) and months to invest 90% of amount available for investment, as these are the metrics that most clearly reflect the sponsor’s experience.

TABLE III: OPERATING RESULTS OF PRIOR PROGRAMS

Program Name	Start Date	Termination Date	Total Amount Raised	GAAP Balance Sheet Summary	Income Statement Summary	Cash Flow from Operations	Distributions per $1,000 Invested	Estimated Value per Share (if applicable)

ILS Growth Fund I LP	06/01/2018	Present (Evergreen)	$96,074,935	$104,310,346 (Assets/Liabilities)	$20,111,376 (Revenue/Expenses/Net Income)	$76,450,899	$209.33	$50,000

ILS Income Fund I LP	06/01/2018	Present (Evergreen)	$12,612,247	$12,684,231 (Assets/Liabilities)	$2,467,685 (Revenue/Expenses/Net Income)	$10,193,573	$195.66	$50,000

SEC Guidance Notes to Table III: Operating Results of Prior Programs

•	If the sponsor does not have a “public track record” and does not have at least five prior programs with similar investment objectives, then Guide 5 calls for performance disclosure of all prior programs that have closed in the most recent five years. Based on our reviews of non-traded REIT registration statements, we do not believe voluminous disclosure about non-public prior programs with different investment objectives is useful to investors in the current offering and we believe it may obscure other more important disclosure. Therefore, in these cases, we do not object if the registrant includes only the most recent additional programs that have closed in the most recent five years such that the maximum number of programs presented in the table is five.

•	We do not object if Table III is limited to summary GAAP balance sheet, income statement and cash flow from operation data, distribution data per $1,000 invested, including data on the relationship of cash flow from operations to total distributions paid, and estimated value per share if disclosed to program investors. We believe this information adequately summarizes the size, leverage, profitability and distribution-paying abilities of prior programs. We also believe that the tax-related data in Table III, while material to investors in real estate limited partnerships given the pass-through tax treatment of partnerships, is not material to investors in non-traded REITs as REITs are not pass-through vehicles for tax purposes.

TABLE IV: RESULTS OF COMPLETED PROGRAMS

Program Name	Date Closed	Duration (Months)	Aggregate Amount Raised	Annualized Return on Investment	Median Annual Leverage	Aggregate Compensation Paid to Sponsor

ILS Growth Fund I LP	Present (Evergreen)	62+	$96,074,935	Overall 4.19%; Last12Mths 10.8%	10%	$4,001,034

ILS Income Fund I LP	Present (Evergreen)	62+	$12,612,247	Overall 3.91%; Last12Mths 9.3%	5%	$492,881

SEC Guidance Notes Table IV: Results of Completed Programs

•	Consistent with the terms of Guide 5, we have traditionally requested that non-traded REITs provide Table IV data for programs that have completed operations (i.e., no longer hold properties) in the most recent five years. In our reviews of non-traded REIT registration statements, we have observed that disclosing only five years of data may result in the omission of prior program data about large, public programs that can provide useful information to potential investors about a sponsor’s track record over a complete real estate cycle. Therefore, we may request Table IV data for completed public programs with similar investment objectives that have completed operations in the most recent ten years.

•	If the sponsor does not have a “public track record” and does not have at least five prior programs with similar investment objectives, then Guide 5 calls for performance disclosure of all prior programs completed in the last five years. In our reviews of non-traded REIT registration statements, we have observed that the Guide 5 standards often result in voluminous disclosure about non-public prior programs with different investment objectives, which may not be useful to investors in the current offering and may obscure other, more important disclosure. Therefore, for sponsors that do not have a “public track record” and do not have at least five prior programs with similar investment objectives completed in the last five years, we do not object if the registrant includes only the most recent additional programs completed in the last five years such that the total number of programs covered by the table is five.

•	Table IV provides information about returns on investment in completed prior programs and puts those returns in context by disclosing the size, leverage, duration and aggregate compensation paid to the sponsor of the completed prior programs. Table IV also calls for data regarding federal income tax results and sources of distributions. Because non-traded REITs are not pass-through vehicles for tax purposes, we do not believe that the tax-related disclosure in Table IV is material to investors in non-traded REITs. In addition, while we believe source of distribution data is important to evaluating the quality and sustainability of distributions in an ongoing program, we do not think this data is relevant to evaluating the returns of a closed program where sustainability is no longer in question. Therefore, we do not object if the information in Table IV is limited to the date closed, duration (months), aggregate dollar amount raised, annualized return on investment, and median annual leverage.

•	In addition, information about the aggregate compensation paid or reimbursed to the sponsor or its affiliates may be useful to investors in Table IV, where they can see total compensation amounts in comparison to total returns to investors. Therefore, we do not object to the omission of Table II so long as the registrant includes compensation data in Table IV.

TABLE V: SALES OR DISPOSAL OF LOANS

Item No.	Date of Sale/Disposal	Title of Each Class of Property	Principal Amount of Notes	Nature and Amount of Consideration Received	Gain or (Loss) on Sale/Disposal	Name and Business Address of Purchaser	Relationship to Issuer	Terms of Transaction	Purpose of Transaction

1	Various	Secured Note from Affiliate ILS Lending LLC	$0.00 (None since sold back at Principal Amount)	Cash: $0.00 (None since sold back at Principal Amount)	$0.00 (None since sold back at Principal Amount)	ILS Lending LLC 210 Market Street El Campo TX 77437	Affiliate	Sale at principle plus accrued interest for no loss of interest income or Asset Value	To buy back loan that is in Default to Affiliate to Dispose of

SEC Guidance Notes to Table V: Sales or Disposals of Properties

•	Table V is designed to disclose to an investor the profit or loss upon the sale of properties, and the positive or negative operating cash flows during the holding period. We frequently remind registrants that the “total” column should reflect the total investment in the property, including closing costs. Therefore, the total column will be the sum of “original mortgage financing” and “total acquisition cost, capital improvement, closing and soft costs.” The last column reflects the cumulative net property operating cash receipts less expenses over the holding period. The table will therefore enable an investor to calculate the profit or loss upon the sale of the property, and will disclose the positive or negative operating cash flows during the holding period.